Exhibit 5.1

Martin & Pritchett, P.A. Attorneys at Law 8015 West Kenton Circle, Suite 150 Huntersville, NC 28078 Tel: 704-584-0268 Fax: 704-895-1528 martin-pritchett.com

September 7, 2010

PokerTek, Inc.
1150 Crews Road, Suite F
Matthews, North Carolina 28105

Ladies and Gentlemen:

We have acted as counsel to PokerTek, Inc., a North Carolina corporation (the “Company”), and are furnishing this opinion of counsel in connection with the Company’s Registration Statement on Form S-3 (including the prospectus which is a part thereof, the “Registration Statement”) being filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof. The Registration Statement covers the resale by Lincoln Park Capital Fund, LLC (“LPC”) of up to (i) 1,697,052 shares (the “Purchase Shares”) of common stock of the Company, no par value per share (the “Common Stock”), issuable by the Company to LPC pursuant to that certain Purchase Agreement by and between the Company and LPC, dated as of June 24, 2010 (the “Purchase Agreement”); (ii) 137,500 shares of the Common Stock issued by the Company to LPC as an initial commitment fee (the “Initial Commitment Shares”) pursuant to the Purchase Agreement; (iii) 180,000 shares of the Common Stock issuable by the Company to LPC as additional commitment fees to LPC (the “Additional Commitment Shares”) pursuant to the Purchase Agreement; (iv) 100,000 shares of the Common Stock issued by the Company to LPC as initial purchase shares (the “Initial Purchase Shares”) pursuant to the Purchase Agreement; and (v) 100,000 shares underlying a warrant to purchase shares of the Common Stock at $1.10 per share (the “Warrant Shares”) pursuant to the Purchase Agreement, for an aggregate of 2,214,552 shares of the Common Stock.

In connection with this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, resolutions, certificates and instruments of the Company, certificates of public officials, statutes, records and such other instruments and documents as we have deemed necessary to form a basis for the opinion hereinafter expressed, including, without limitation, the following: (i) the Company’s Restated Articles of Incorporation, as amended through the date hereof, as certified as of the date hereof by the Secretary of the Company; (ii) the Company’s Bylaws, as amended through the date hereof, as certified as of the date hereof by the Secretary of the Company; (iii) the Purchase Agreement; (iv) that certain Registration Rights Agreement by and between the Company and LPC, dated as of June 24, 2010; and (v) the Registration Statement.

In addition, we have made such investigations of law as we have deemed necessary or appropriate to form a basis for the opinion set forth herein.

In our examination of the foregoing, we have assumed, without independent investigation or verification: (i) the genuineness of all signatures on all agreements, instruments and other documents submitted to us; (ii) the legal capacity and authority of all persons or entities executing all agreements, instruments and other documents submitted to us; (iii) the authenticity and completeness of all agreements, instruments, corporate records, certificates and other documents submitted to us as originals; (iv) that all agreements, instruments, corporate records, certificates and other documents submitted to us as certified, electronic, facsimile, conformed, photostatic or other copies conform to authentic originals thereof, and that such originals are authentic and complete; (v) the due authorization, execution and delivery of all agreements, instruments and other documents by all parties thereto; (vi) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion letter are true and correct; and (vii) that the officers and directors of the Company have properly exercised their fiduciary duties. As to all questions of fact material to this opinion letter and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation) upon certificates or comparable documents of officers and representatives of the Company.

Based upon and in reliance on the foregoing, and subject to the limitations, qualifications and exceptions set forth herein, we are of the opinion that (i) the Initial Commitment Shares and the Initial Purchase Shares, are validly issued, fully paid and nonassessable; (ii) the Purchase Shares, the Additional Commitment Shares and the Warrant Shares, when issued and paid for in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and nonassessable.

We express no opinion with regard to the law of any jurisdiction other than the laws of North Carolina as defined to include the North Carolina Business Corporation Act (the "NCBCA") as in effect as of the date hereof and all statutes, including the rules and regulations underlying statutes, applicable judicial and regulatory determinations, and provisions of the North Carolina Constitution that affect the interpretation of the NCBCA. This opinion letter deals only with the specified legal issues expressly addressed herein and you should not infer any opinion that is not explicitly addressed herein from any matter stated in this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Interests of Named Experts and Counsel” in the prospectus that is a part of the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the SEC thereunder. This opinion letter is rendered as of the date hereof in connection with the registration of the Purchase Shares, Initial Purchase Shares, Initial Commitment Shares, Additional Commitment Shares and the Warrant Shares for resale by LPC under the Registration Statement. This opinion letter speaks as of the date hereof and we assume no obligation to advise you or any other person with regard to any change in the circumstances or the law that may bear on the matters set forth herein after the date hereof, even though the change may affect the legal analysis, a legal conclusion or other matters in this opinion letter.

Very truly yours,

/s/ Martin & Pritchett, P.A.

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